Exhibit 1

Blackwells Capital Issues Investor Presentation Opposing Monmouth’s Sale to Equity Commonwealth

Urges Shareholders to Vote AGAINST the Monmouth / Equity Commonwealth Transaction

NEW YORK, August 6, 2021 – Blackwells Capital, LLC today announced that it has issued an investor presentation opposing Monmouth Real Estate Investment Corporation’s (“Monmouth” or the “Company”) proposed merger with Equity Commonwealth (“EQC”).

The full presentation, along with other important information, can be found at MaximizeMNR.com.

Among other key details in the presentation, Blackwells highlights:

●	Why Monmouth launched its flawed and conflicted strategic review and sought to ensure an all-stock transaction favorable to the Landy family while saving them from losing their board seats at an upcoming annual meeting (pages 23 to 26);

●	That JP Morgan’s fairness opinion was, at the time it was issued, directly in conflict with JP Morgan’s own equity research and now, in any event, is outdated and irrelevant (pages 27-29);

●	The significant delta between the actual fair value of Monmouth’s assets and the transaction consideration being recommended by the Board (pages 33 to 37);

●	How combining EQC and Monmouth into one public company solves none of the problems plaguing either company (pages 41 to 48); and

●	How Starwood has paid, on average, approximately 30% higher valuations for smaller portfolios of industrial assets throughout 2020 and 2021 than it is offering for Monmouth’s premium portfolio (Appendix, pages 53 to 56).

Blackwells encourages all shareholders to review all available information and vote AGAINST the merger with EQC.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells and Jason Aintabi (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 320,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As of the date hereof, Mr. Aintabi beneficially owns 4,100,954 shares of Common Stock, including (i) 320,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3,762,854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50,000 shares underlying call options exercisable within sixty (60) days, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. Collectively, the Participants beneficially own in the aggregate approximately 4,100,954 shares of Common Stock, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.17% of the outstanding shares of Common Stock.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

Contacts:

Investors:
Morrow Sodali
Mike Verrechia
800-662-5200 (stockholders)
203-658-9400 (banks and brokers)
Blackwells@morrowsodali.com

Media:
Gagnier Communications
Dan Gagnier / Jeffrey Mathews
646-569-5897
Blackwells@gagnierfc.com

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